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                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND NINE-MONTH PERIOD ENDED DECEMBER 31, 1996



                                    Quarter Ended           Nine Months Ended
                                  December 31, 1996         December 31, 1996
                                  -----------------         -----------------

Net earnings (in thousands)       $      43,170                $    100,492
                                  =============                ============

Computation of weighted
average number of shares
outstanding:
------------------------

  Issued:  61,400,819

  Weighted average shares
  outstanding                        61,951,401                  61,970,101

   Plus incremental shares
       applicable to stock
       options                          714,639                     670,629
                                  -------------                ------------

   Weighted average common
   shares and equivalents            62,666,040                  62,640,730
                                  =============                ============

   Primary and fully diluted
   earnings per common share      $         .68                $       1.60
                                  =============                ============

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